Filed Pursuant to Rule 424(b)(3)

Registration No. 333-210880

CIM COMMERCIAL TRUST CORPORATION

SUPPLEMENT NO. 5, DATED FEBRUARY 16, 2017,

TO THE PROSPECTUS, DATED JULY 1, 2016

This prospectus supplement (this “Supplement No. 5”) is part of the prospectus of CIM Commercial Trust Corporation (the “Company”), dated July 1, 2016 (the “Prospectus”), as supplemented by Supplement No. 1, dated September 21, 2016 (“Supplement No. 1”), Supplement No. 2, dated October 11, 2016 (“Supplement No. 2”), Supplement No. 3, dated October 27, 2016 (“Supplement No. 3”) and Supplement No. 4, dated November 15, 2016 (“Supplement No. 4”).  This Supplement No. 5 supplements certain information contained in the Prospectus. This Supplement No. 5 should be read, and will be delivered, with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3 and Supplement No. 4.

On February 16, 2017, the Company filed with the United States Securities and Exchange Commission a Current Report on Form 8-k.  The Form 8-K is attached as Annex A to this Supplement No. 5.

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2017

Commission File Number 1-13610

CIM COMMERCIAL TRUST CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	75-6446078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17950 Preston Road, Suite 600, Dallas, TX 75252	(972) 349-3200
(Address of principal executive offices)	(Registrant’s telephone number)

Former name, former address and former fiscal year, if changed since last report: NONE

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On February 10, 2017, CIM Urban REIT 211 Main St. (SF), LP (the “Seller”), an indirect, wholly-owned subsidiary of CIM Commercial Trust Corporation (the “Company”), and BPP 211 Main Owner LLC (the “Buyer”), a Delaware limited liability company, entered into a Purchase and Sale Agreement (the “Agreement”) pursuant to which the Buyer agreed to purchase from the Seller an office building located at 211 Main Street in San Francisco, California.

The contract sales price is approximately $293 million, subject to adjustment in accordance with the terms of the Agreement.  On February 15, pursuant to the terms of the Agreement, the Buyer deposited $15 million into an escrow account, which deposit is non-refundable except in certain circumstances as specified in the Agreement.

The sale is subject to customary closing conditions. The Company expects the closing of this sale to occur within the first quarter of 2017.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:                  February 16, 2017

CIM COMMERCIAL TRUST CORPORATION

By:	/s/ David Thompson
David Thompson, Chief Financial Officer

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